Filed Pursuant to Rule 424(b)(3)

File Nos. 333-195782 and 333-197315

PROSPECTUS SUPPLEMENT NO. 2

to Prospectus dated July 9, 2014

4,775,000
Shares of Common Stock

CACHET FINANCIAL SOLUTIONS, INC.

a Delaware corporation

The information contained in this prospectus supplement amends and updates the prospectus dated July 9, 2014 (relating to our post-effective amendment to registration statement on Form S-1/A, filed with the SEC on July 2, 2014, and additional registration statement on Form S-1 pursuant to Rule 462(b) filed with the SEC on July 9, 2014) (SEC File Nos. 333-195782 and 333-197315), and the prospectus supplement no. 1 dated August 13, 2014, and should be read in conjunction therewith. The foregoing prospectus and prospectus supplement no. 1 are collectively referred to simply as the “prospectus.” Please keep this prospectus supplement with your prospectus for future reference.

This prospectus supplement has been prepared in connection with the ongoing offering of an aggregate of up to 275,000 shares of our common stock by certain selling stockholders identified in the prospectus, as supplemented hereby.

Investing in our common stock may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See the “Risk Factors” section of our prospectus for the risks you should consider before buying our common stock.

Capitalized terms contained in this prospectus supplement have the same meanings as in the prospectus unless otherwise stated herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 5, 2014

EXPLANATORY NOTE

This prospectus supplement has been prepared to reflect a change in the identity of a selling stockholder who has received a donative transfer of shares covered by the registration statement of which the prospectus is a part. This prospectus supplement effects no other changes to the prospectus.

SELLING STOCKHOLDERS

 The following table lists the total number of shares of our common stock beneficially owned by the selling stockholders as of May 31, 2014, based on information furnished or available to us, and after this offering. Except as indicated by the footnotes below, we believe, based on the information furnished or available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. A total of 275,000 shares are covered for resale under this prospectus and included in this table.

Selling Shareholder	Total Number of Shares Beneficially Owned Before Offering (1)		Number of Common Shares Offered by Selling Shareholder		Number of Common Shares Offered by Selling Shareholder Upon Conversion of Certain Debt or Exercise of Certain Warrants		Percentage Beneficial Ownership After Offering
Itasca Capital Partners, LLC	83,333	(2)	83,333	(2)	83,333	(2)	*
							*
Curtis L. Southward	41,667	(3)	41,667	(2)	41,667	(2)	*
							*
Scott A. Helgeson	25,000	(4)	25,000	(4)	25,000	(4)	*
							*
Timothy and Barbara Holmberg JTWROS	41,667	(5)	41,667	(5)	41,667	(5)	*
							*
Kathleen Herman	83,333	(6)	83,333	(6)	83,333	(6)	*

* less than one percent.

(1)	For purposes of the selling shareholder table and consistent with Commission rules, beneficial ownership includes any shares as to which the shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned does not constitute an admission on the part of the shareholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Shares reflected in the table were issued upon conversion of a $100,000 in principal amount convertible promissory note that converted, by its terms, upon the sale of shares pursuant to the prospectus. Shares were converted at a conversion rate of $1.20 per share, which is 80% of the price at which shares were sold in the primary offering under the prospectus.

(3)	Shares reflected in the table were issued upon conversion of a $50,000 in principal amount convertible promissory note that converted, by its terms, upon the sale of shares pursuant to the prospectus. Shares were converted at a conversion rate of $1.20 per share, which is 80% of the price at which shares were sold in the primary offering under the prospectus.

(4)	Shares reflected in the table were issued upon conversion of a $30,000 in principal amount convertible promissory note that converted, by its terms, upon the sale of shares pursuant to the prospectus. Shares were converted at a conversion rate of $1.20 per share, which is 80% of the price at which shares were sold in the primary offering under the prospectus.

(5)	Shares reflected in the table were issued upon conversion of a $50,000 in principal amount convertible promissory note that converted, by its terms, upon the sale of shares pursuant to the prospectus. Shares were converted at a conversion rate of $1.20 per share, which is 80% of the price at which shares were sold in the primary offering under the prospectus.

(6)	Shares reflected in the table were issued upon conversion of a $100,000 in principal amount convertible promissory note that converted, by its terms, upon the sale of shares pursuant to the prospectus. Shares were converted at a conversion rate of $1.20 per share, which is 80% of the price at which shares were sold in the primary offering under the prospectus. These shares were originally issuable to Lamont J. Herman, who subsequently directed that the issuance of these conversion shares be made in the name of his spouse, Kathleen Herman.

4,775,000

Shares of Common Stock

PROSPECTUS SUPPLEMENT

September 5, 2014